Exhibit 99.1


                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001


NEWS RELEASE


INVACARE CORPORATION REPORTS EARNINGS IN RANGE WITH GUIDANCE AND STRONG CASH FLOW PERFORMANCE

ELYRIA, Ohio - (October 27, 2005) - Invacare Corporation (NYSE: IVC) today announced that its earnings for the third quarter and nine months ended September 30, 2005 were in range with guidance.

CONSOLIDATED RESULTS
Earnings per share* for the third quarter were $0.53 versus $0.70 for the third quarter last year, excluding the impact of a pre-tax $2.8 million charge ($1.9 million after tax or $0.06 per share) related to restructuring activities that were previously announced. For the quarter, net earnings* excluding the charge related to restructuring activities were $17.2 million versus $22.5 million for the third quarter last year. Including the charge, earnings per share for the third quarter were $0.47 and net earnings were $15.3 million.

Restructuring expenses incurred during the quarter ended September 30, 2005 consisted primarily of severance costs as a result of the Company's previously announced cost reduction and profit improvement actions. To date, the Company has made substantial progress on its restructuring activities, including exiting four facilities and eliminating approximately 170 positions through September 30, 2005. With additional planned actions in the fourth quarter, the Company expects to meet or exceed its previously announced cost reduction and profit improvement actions totaling $9 million of pre-tax benefits in the second half of 2005 and achieve annualized pre-tax savings of at least $25 million as Invacare enters 2006.

Net sales for the quarter increased 13% to $395.3 million versus $349.5 million for the third quarter last year. Foreign currency did not materially impact the net sales increase, while acquisitions contributed twelve percentage points of the increase for the quarter. Results for the quarter benefited from higher net sales, which were offset by a lower gross margin, higher selling, general and administrative expense (SG&A expense) and higher interest expense.

The Company's gross margin as a percentage of net sales for the third quarter was slightly down compared to last year's third quarter. Gross margins improved sequentially from the second quarter due to the benefits of cost reduction actions and a lower mix of revenues from national accounts. Higher freight costs from fuel surcharges driven by the high price of oil continued to negatively impact margins but were partially offset by freight auctions and modifications to the company's freight policy.

As a percentage of net sales, SG&A expense increased one percentage point compared to the third quarter last year. For the quarter, SG&A expense increased 21% over last year's third quarter, primarily due to acquisitions. Foreign currency translation did not materially impact the SG&A expense increase, while acquisitions contributed 18 percentage points of the increase. Cost reduction actions resulted in a decrease in SG&A expense from $88.4 million in the second quarter to $85.9 million in the third quarter.

Earnings per share* for the first nine months of this year were $1.34 versus $1.70 last year, excluding the impact of a pre-tax $2.8 million charge ($1.9 million after tax or $0.06 per share) related to restructuring activities that were previously announced. For the first nine months of this year, net earnings* excluding the charge related to restructuring activities were $43.7 million versus $54.8 million last year. Including the charge, earnings per share for the nine months were $1.29 and net earnings were $41.8 million. Net sales for the first nine months of the year increased 15% to $1,162.5 million versus $1,010.1 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional eleven percentage points for the nine-month period. Results for the first nine months of this year benefited from higher net sales, offset by a lower gross margin, higher SG&A expense and higher interest expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "In the third quarter, although the Company had a one percent net sales increase excluding foreign currency and acquisitions, the net income performance was in line with previous guidance. While this level of sales growth is disappointing, it is clear that due to the reimbursement uncertainties and general competitive environment, we must continue to reduce costs and expenses. Despite this difficult environment, Invacare remained focused on its cash flow performance, generating $24 million of free cash flow** for the quarter." Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 4% to $260.9 million versus $251.5 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional two percentage points for the quarter.

Sales of the rehab products line increased 14%, due primarily to stronger sales of consumer power wheelchairs, which were up 30% for the quarter versus last year's third quarter. Despite the improvement versus an unusually weak sales quarter last year, this quarter's performance is not an indication of an improved environment for consumer power wheelchairs in general in the United States. Consumer power wheelchair revenues for the nine-month period were down 3% compared to prior year. Invacare Supply Group (ISG) sales increased 7%, in line with ISG's growth pattern in the recent past.

Respiratory products sales declined 13% for the quarter, due to slow purchases from national accounts for the HomeFill(TM) II oxygen system product line and oxygen concentrators. HomeFill(TM) revenues continued to increase strongly with local and regional providers, with a double-digit increase for the quarter. Sales of standard products decreased by 2% for the quarter, as the benefit from increasing unit volumes of standard products was more than offset by lower pricing implemented in the second half of 2004. Similar to the respiratory products, sales of standard products were negatively impacted by a significant slow down in purchases by a large national account.

Invacare  Continuing  Care Group (ICCG)  sales  increased by 2% for the quarter.
Without   acquisitions  ICCG  declined  by  12%,  due  to  weakness  in  nursing home-related bed sales.

For the quarter, earnings before income taxes decreased to $16.1 million versus $28.0 million last year, largely due to the higher freight costs, programs in place to support anticipated higher growth, and continued weakness in the standard products line.

For the first nine months of the year, North American net sales increased 5% to $776.7 million versus $737.8 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional two percentage points.

EUROPE
For the quarter, European net sales increased 40% to $111.9 million versus $79.9 million last year. Foreign currency decreased the sales performance by four percentage points, while acquisitions contributed 43 percentage points for the quarter. The one percentage point increase in net sales excluding acquisitions and foreign currency was largely due to strong performance in virtually all regions, excluding Germany.

For the quarter, earnings before income taxes increased to $10.5 million versus $5.0 million last year, primarily due to the acquisition of WP Domus GmbH. Domus continued to perform well in the third quarter, while performance in Invacare Germany was below expectations.

For the first nine months of this year, European net sales increased 44% to $324.3 million versus $224.6 million last year. Foreign currency accounted for two percentage points of the net sales increase, while acquisitions contributed an additional 41 percentage points for the nine-month period.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales increased 24% to $22.5 million versus $18.2 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional 16 percentage points for the quarter. The increase in net sales of seven percentage points excluding foreign currency and acquisitions was largely due to volume increases in all locations.

For the quarter, earnings before income taxes decreased from earnings of $0.9 million last year to a loss of $0.6 million this year, in large part due to negative currency impacts and cost increases.

For the first nine months of this year, Asia/Pacific net sales increased 29% to $61.5 million versus $47.7 million last year. Foreign currency accounted for seven percentage points of the net sales increase, while acquisitions contributed an additional 16 percentage points for the nine-month period.

FINANCIAL CONDITION
At the end of the third quarter, total debt declined to $526 million, bringing debt-to-total-capitalization to 40.7%, lower than the ratio at the end of last year and last quarter. At the end of the third quarter, the Company announced that it entered into a new accounts receivable securitization facility, which increased the Company's available debt capacity and lowered its cost of borrowing. Days sales outstanding were 63 days, improving by two days compared with the third quarter of last year. Inventory turns were 4.8, down from 5.8 at the end of last year. Turns were negatively impacted by building finished goods for a sales level that failed to materialize.

OUTLOOK
Uncertainty still remains regarding the resolution of Medicare reimbursement for power wheelchairs in particular, and equipment in general. The implementation of new codes for power wheelchairs scheduled for the beginning of 2006 has been postponed to a date unknown at this time. The impact is hard to determine regarding the newly effective regulations requiring physician documentation of medical necessity along with face-to-face meetings for a power wheelchair prescription. Additionally, Senator Grassley's proposal to cut $900 million from durable home medical equipment spending over five years to partially fund Katrina relief efforts is a new development that will restrain growth if passed by Congress.

Commenting on the Company's anticipated results, Mixon said, "The reimbursement pressures on the industry are causing Invacare to focus even more on cost reduction actions. During the third quarter, the Company made solid progress on its goal to lower pre-tax costs by $9 million in the second half of 2005. With additional actions, the Company anticipates recognizing an additional $4 million to $5 million pre-tax charge in the fourth quarter of this year. The actions in third quarter and fourth quarter are expected to result in annualized pre-tax savings of at least $25 million as Invacare enters 2006."

In addition, the Company continues to review its global manufacturing and distribution strategy and develop a multi-year plan beginning in 2006 to exit a number of manufacturing and distribution locations, resulting in additional annualized pre-tax savings of up to $21 million. These plans would lead to pre-tax restructuring charges over the next two years estimated at $22 million. While plans are not complete, the Company currently believes that the financial benefits from the restructuring in any one year will minimize the net income impact from the charge incurred in that year.

For the full year, in light of the continuing reimbursement pressures, the Company is lowering guidance for earnings per share to a range of $1.90 to $2.05 and net sales growth to a range of 11% to 12%. Previous guidance had anticipated a net sales increase of between 14% and 15% and earnings per share of between $2.20 and $2.40. The new guidance anticipates foreign currency and acquisitions to account for 10% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase is now expected to be between 1% and 2%. The Company anticipates its free cash flow** for the year will be between $55 million and $65 million, in line with previous guidance. The earnings per share guidance does not include the impact of the $6.8 million to $7.8 million charge on a pre-tax basis for the third and fourth quarters mentioned above or $0.14 to $0.16 per share after tax.

For the fourth quarter, the Company expects a net sales increase of between 2% and 4% and earnings per share of between $0.55 and $0.70. The 15 cent range for earnings per share is due to uncertainty surrounding reimbursement, weakness in the national accounts business, and inefficiencies resulting from the October implementation of a new Oracle(R) enterprise resource planning system in the Company's North American home care business. This guidance anticipates foreign currency and acquisitions to account for 2% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase would be between zero and 2%. The earnings per share guidance does not include the impact of the $4 million to $5 million fourth quarter charge on a pre-tax basis mentioned above or $0.08 to $0.10 per share after tax.

Mixon concluded, "With the cost reduction actions detailed above, along with the benefits from Chinese manufacturing and outsourcing, Invacare is committed to returning to positive earnings growth and favorable quarterly comparisons in 2006. With the facility closures over the next few years, a lower cost structure and further penetration of the ambulatory oxygen market with sales of the HomeFillTM II oxygen system, Invacare is committed to delivering solid earnings growth into 2006 and beyond."

--------------------------------------------------------------------------------
*All references to financial measures that exclude the impact of the restructuring charge are non-GAAP financial measures and are reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Free Cash Flow reconciliation in this press release.

**Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers) both at the federal and state level, the successful implementation of the Company's enterprise resource planning system, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###

                                          INVACARE CORPORATION AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                 September 30,
(In thousands, except per share data)                                 2005           2004            2005          2004
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                         $395,270       $349,507      $1,162,481    $1,010,138
Cost of products sold                                              276,583        243,431         820,666       708,559
                                                                   -------        -------         -------       -------
     Gross profit                                                  118,687        106,076         341,815       301,579
Selling, general and administrative expense                         85,909         71,230         258,223       216,214
Charge related to restructuring activities                           2,760              -           2,760             -
Interest expense - net                                               7,526          2,232          19,492         5,012
                                                                   -------        -------         -------       -------
     Earnings before income taxes                                   22,492         32,614          61,340        80,353
Income taxes                                                         7,175         10,085          19,570        25,600
                                                                   -------        -------         -------       -------
Net earnings                                                       $15,317        $22,529         $41,770       $54,753
                                                                   =======        =======         =======       =======

Net earnings per share - basic                                       $0.48          $0.72           $1.33         $1.76
                                                                    ======         ======          ======        ======
Weighted average shares outstanding - basic                         31,632         31,122          31,515        31,120
                                                                    ======         ======          ======        ======

Net earnings per share - assuming dilution                           $0.47          $0.70           $1.29         $1.70
                                                                    ======         ======          ======        ======
Weighted average shares outstanding - assuming dilution             32,450         32,283          32,505        32,272
                                                                    ======         ======          ======        ======

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $23,882,000 and $73,314,000 for the three and nine months ended September 30, 2005 and $20,312,000 and $60,691,000 for the same periods a year ago.

The information by segment is as follows:

                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                  September 30,
(In thousands)                                                        2005           2004            2005          2004
-----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                                $260,871       $251,457        $776,665      $737,780
     Europe                                                        111,909         79,889         324,331       224,633
     Asia/Pacific                                                   22,490         18,161          61,485        47,725
                                                                 ---------      ---------       ---------     ---------
     Consolidated                                                 $395,270       $349,507      $1,162,481    $1,010,138
                                                                 =========      =========       =========     =========

Earnings (loss) before income taxes
     North America                                                $ 16,098       $ 27,990       $  49,570      $ 73,753
     Europe                                                         10,548          4,984          21,788         9,427
     Asia/Pacific                                                     (551)           874          (3,855)        1,551
     All Other                                                      (3,603)        (1,234)         (6,163)       (4,378)
                                                                 ---------      ---------       ---------     ---------
     Consolidated                                                  $22,492        $32,614        $ 61,340      $ 80,353
                                                                 =========      =========       =========     =========

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                           INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         September 30, 2005  December 31, 2004 September 30, 2004
(In thousands)                                                  (unaudited)                            (unaudited)
------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                    $ 5,437           $ 32,766            $ 3,030
Trade receivables - net                                             287,497            287,950            262,193
Inventories - net                                                   194,579            175,883            145,804
Deferred income taxes and other current assets                       70,609             68,552             67,080
                                                                 ----------         ----------         ----------
     Total current assets                                           558,122            565,151            478,107

Other Assets*                                                       160,902            153,846            306,319
Plant and equipment - net                                           180,746            191,163            161,502
Goodwill                                                            737,157            717,964            501,197
                                                                 ----------         ----------         ----------
     Total assets                                                $1,636,927         $1,628,124         $1,447,125
                                                                 ==========         ==========         ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $153,362           $149,413           $123,817
Accrued expenses                                                    106,788             98,850            143,058
Accrued income taxes                                                  7,060              7,816             21,692
Current maturities                                                   77,132              2,062             43,096
                                                                 ----------         ----------         ----------
     Total current liabilities                                      344,342            258,141            331,663

Long-term debt                                                      449,016            547,974            400,299
Other long-term obligations                                          76,377             68,571             41,767

Shareholders' Equity                                                767,192            753,438            673,396
                                                                 ----------         ----------         ----------
     Total liabilities and shareholders' equity                  $1,636,927         $1,628,124         $1,447,125
                                                                 ==========         ==========         ==========


* Other Assets on September 30, 2004 included $229,349,000 related to the acquisition of WP Domus GmbH. The acquisition of WP Domus GmbH was completed on September 9, 2004 by the European segment of the Company, which reports its financial results on a one-month lag for financial reporting. In order to fairly present the impact of this acquisition as of September 30, 2004, the Company has presented the investment in Domus equal to the purchase price as well as the corresponding long-term debt. The investment was re-allocated in the fourth quarter of 2004 when the company allocated the purchase price and consolidated the net assets of WP Domus GmbH.

                                       INVACARE CORPORATION AND SUBSIDIARIES
                                      RECONCILIATION FROM NET CASH PROVIDED BY
                                  OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                            Three Months Ended          Nine Months Ended
                                                               September 30,               September 30,
    (In thousands)                                          2005          2004          2005          2004
    ------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities          $  33,322     $  30,551     $  62,513     $  75,180
    Less:
    Purchases of property and equipment, net              (9,493)      (10,591)      (19,930)      (28,924)
                                                       ---------     ---------     ---------     ---------
    Free Cash Flow                                     $  23,829     $  19,960     $  42,583     $  46,256
                                                       =========     =========     =========     =========

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).

                                       INVACARE CORPORATION AND SUBSIDIARIES
                          RECONCILIATION FROM NET EARNINGS AND DILUTED EARNINGS PER SHARE
                          TO NET EARNINGS AND DILUTED EARNINGS PER SHARE EXCLUDING CHARGE
                                   RELATED TO RESTRUCTURING ACTIVITIES (UNAUDITED)

                                                                          Three Months Ended          Nine Months Ended
                                                                             September 30,               September 30,
(In thousands)                                                            2005           2004         2005         2004
-----------------------------------------------------------------------------------------------------------------------
Net earnings                                                           $15,317        $22,529      $41,770      $54,753
Plus:
Charge related to restructuring activities - after tax                   1,880              -        1,880            -
                                                                       -------        -------      -------      -------
Net earnings excluding charge related to restructuring activities      $17,197        $22,529      $43,650      $54,753
                                                                       =======        =======      =======      =======

Weighted average shares outstanding - assuming dilution                 32,450         32,283       32,505       32,272
Net earnings per share excluding charge related to restructuring
activities - assuming dilution                                           $0.53          $0.70        $1.34        $1.70
                                                                       =======        =======      =======      =======

Total charge related to restructuring activities                      $  2,760        $     -      $ 2,760      $     -

Tax rate related to charge                                                31.9%             -        31.9%            -

Charge related to restructuring activities - after tax                $  1,880        $     -       $1,880      $     -
                                                                       =======        =======      =======      =======


Net earnings excluding charge related to restructuring activities is a non-GAAP financial measure that is comprised of GAAP net earnings plus the charge related to restructuring activities. Net earnings per share excluding charge related to restructuring activities is a non-GAAP financial measure that is comprised of the non-GAAP net earnings referenced above divided by the weighted average shares outstanding - assuming dilution. Management believes that these financial measures provide meaningful information for evaluating the income statement performance of the Company by excluding restructuring related expenses that are not associated with the Company's normal operations and are not expected to recur in future results.